EXHIBIT 99.1

MCI ISSUES NOVEMBER 2003 MONTHLY OPERATING RESULTS

ASHBURN, Va., January 16, 2003 – MCI (WCOEQ, MCWEQ) today filed its November 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of November, MCI recorded $1.79 billion in revenue versus $1.98 billion in October 2003, reflecting fewer business days during the month and non-recurring equipment sales in October 2003.

November’s operating loss of $21 million was $14 million better than October, with lower access costs and a sales, general and administrative (SG&A) reduction of $144 million which more than offset the lower revenue levels.

The Company had a net loss in November of $23 million, an improvement of $171 million from October. The improvement resulted from lower restatement items compared to October.

During the month of November, MCI recorded capital expenditures of $90 million. November’s cash balance increased to $5.7 billion from $5.4 billion in October.

The financial results discussed in the Monthly Operating Reports exclude the results of Embratel. On November 12, 2003, the Company announced its intentions to sell its investment stake in Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at: http://global.mci.com/news/infodesk/.

Based on the Company’s confirmed Plan of Reorganization, holders of WorldCom preferred stock, WorldCom group common stock and MCI group common stock will not receive any value upon MCI’s emergence from bankruptcy proceedings.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.